Exhibit 23.01

Consent Of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
Carolina Trust BancShares, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-213203), of our report dated March 27, 2018, with respect to the consolidated balance sheets of Carolina Trust BancShares, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2017, which report appears in Carolina Trust BancShares, Inc.’s 2017 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina
March 27, 2018